Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation into the S-1 Registration Statement of Location Based Technologies, Inc. of our report dated November 23, 2011, on our audits of the financial statements of Location Based Technologies, Inc. for the years ended August 31, 2011 and 2010.

Denver, Colorado
January 26, 2012

/s/ Comiskey & Company
PROFESSIONAL CORPORATION